EXHIBIT 99.1
DONEGAL GROUP INC. ANNOUNCES THIRD QUARTER EARNINGS
Jeffrey D. Miller
Senior Vice President & Chief Financial Officer
Phone (717) 426-1931
Fax (717) 426-7009
For Immediate Release
     MARIETTA, Pennsylvania, October 20, 2006 — Donegal Group Inc. (Nasdaq: DGICA and DGICB) today reported that its net income for the third quarter ended September 30, 2006 was $9,818,301, or $.38 per share on a diluted basis, compared to the $9,777,157, or $.39 per share on a diluted basis, reported for the third quarter of 2005.
     The Company’s third quarter net income reflected a continuation of the excellent underwriting results and the increased investment income posted by the Company in the first half of the year. The quarterly underwriting results were achieved in spite of an increase in weather-related claims of approximately $2.0 million in the third quarter of 2006 compared to the third quarter of 2005, primarily related to the increased severe weather activity in the Mid-Atlantic region including the effects of tropical storm Ernesto.
     Revenues for the third quarter of 2006 were $82,619,657, an increase of 2.5% over the third quarter of 2005, with net premiums earned of $75,705,387, a 1.5% increase over the year-earlier period. Net premiums written for the third quarter of 2006 increased 3.6% over net premiums written for the third quarter of 2005, with personal lines net premiums written increasing 6.5% due to additional writings obtained from increased agent utilization of the Company’s WritePro automated underwriting system as well as the Shelby renewal rights agreement.
     The Company’s combined ratio was 89.5% for the third quarter of 2006, compared to 88.5% in the third quarter of 2005. The Company’s loss ratio for the third quarter of 2006 was 56.2%, compared to 55.1% for the third quarter of 2005, reflecting the aforementioned increase in weather-related claims. The Company’s expense ratio was 32.6% for the third quarter of 2006, unchanged from the third quarter of 2005.
     Net investment income increased to $5,385,705 for the third quarter of 2006, an increase of 18.4% over the $4,548,837 reported for the third quarter of 2005. Continuing improvements in the short-term interest rate environment contributed to an increase in the Company’s average pre-tax investment yield to 3.8% in the third quarter of 2006, compared to 3.4% in the third quarter of 2005. The Company’s continuing shift in asset mix to a greater concentration of tax-exempt municipal bonds resulted in a further decrease in the Company’s effective tax rate in the third quarter of 2006 to 27.9%, compared to 28.7 % in the third quarter of 2005.

     Net income for the nine months ended September 30, 2006 was $29,169,071, an increase of 7.6% over the $27,097,520 reported for the nine months ended September 30, 2005. On a diluted basis, net income per share for the nine months ended September 30, 2006 was $1.14, compared to $1.10 for the year-earlier period. The Company’s combined ratio for the first nine months of 2006 was 89.3%, a slight improvement over the combined ratio of 89.5% for the comparable period in 2005. The Company’s loss ratio was 56.2% for the first nine months of 2006, compared to 55.7% for the first nine months of 2005.
     “We are pleased with the continuation of solid earnings in the third quarter, and are encouraged that our written premium growth rate increased during the period as a result of several growth initiatives. Although we recognize the competitive challenges inherent in the current market, we are focused on the attainment of quality premium growth, whether organic or by acquisition, to further expand our business,” stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.
     The Company’s book value increased to $12.39 per common share at September 30, 2006, representing an increase of 12.2% over the Company’s book value of $11.04 per common share at September 30, 2005.
     The Company’s board of directors yesterday approved a quarterly cash dividend payable November 15, 2006 of $.0825 per share of Class A common stock and $.07 per share of Class B common stock to stockholders of record as of the close of business on November 1, 2006.
     All 2005 share and per share information has been restated to reflect the effect of a 4-for-3 stock split effected in the form of a 33 1/3% stock dividend on April 26, 2006.
     The Company will hold a conference call and webcast on Friday, October 20, 2006, beginning at 11:00 A.M. Eastern Daylight Time. You may participate in the conference call by calling 1-866-831-6270 (Passcode 30219488) or listen via Internet by accessing the “Earnings Release Webcast” link in the Investor Relations area of the Company’s web site at www.donegalgroup.com. An instant replay of the conference call will be available until October 27, 2006 by calling 1-888-286-8010 (Passcode 40913118).
     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).

     All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
(Tables Follow)

Donegal Group Inc.
Financial Highlights
(unaudited)

	Three Months Ended September 30
	2006	2005*
Net premiums earned	$75,705,387	$74,584,045
Investment income, net of investment expenses	5,385,705	4,548,837
Net realized investment gains	152,694	124,896
Total revenues	82,619,657	80,566,455

Net income	$9,818,301	$9,777,157

Net income per common share:
Basic	$0.39	$0.41
Diluted	$0.38	$0.39

	Nine Months Ended September 30
	2006	2005*
Net premiums earned	$225,280,341	$219,784,658
Investment income, net of investment expenses	15,424,517	13,312,933
Net realized investment gains	1,034,741	1,235,248
Total revenues	245,763,039	238,137,593

Net income	$29,169,071	$27,097,520

Net income per common share:
Basic	$1.17	$1.13
Diluted	$1.14	$1.10

*	Per share information restated for 4-for-3 stock split

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30
	2006	2005*
Net premiums earned	$75,705	$74,584
Investment income, net of investment expenses	5,386	4,549
Net realized investment gains	153	125
Lease income	244	242
Installment payment fees	1,132	1,066

Total revenues	82,620	80,566

Net losses and loss expenses	42,556	41,072
Amortization of deferred policy acquisition costs	12,152	12,069
Other underwriting expenses	12,550	12,270
Other expenses	490	290
Policyholder dividends	520	572
Interest	726	588

Total expenses	68,994	66,861

Income before income tax expense	13,626	13,705
Income tax expense	3,808	3,928

Net income	$9,818	$9,777

Net income per common share:
Basic	$0.39	$0.41

Diluted	$0.38	$0.39

Supplementary Financial Analysts’ Data Weighted average number of shares outstanding:

Basic	25,125,648	23,990,899

Diluted	25,650,760	24,896,441

Net written premiums	$80,393	$77,565

Book value per common share at end of period	$12.39	$11.04

*	Share and per share information restated for 4-for-3 stock split

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30
	2006	2005*
Net premiums earned	$225,280	$219,785
Investment income, net of investment expenses	15,425	13,313
Net realized investment gains	1,035	1,235
Lease income	728	708
Installment payment fees	3,295	3,097
Total revenues	245,763	238,138

Net losses and loss expenses	126,628	122,417
Amortization of deferred policy acquisition costs	36,020	35,291
Other underwriting expenses	37,566	37,915
Other expenses	1,554	1,179
Policyholder dividends	1,042	1,181
Interest	2,062	1,630

Total expenses	204,872	199,613

Income before income tax expense	40,891	38,525
Income tax expense	11,722	11,427

Net income	$29,169	$27,098

Net income per common share:
Basic	$1.17	$1.13

Diluted	$1.14	$1.10

Supplementary Financial Analysts’ Data Weighted average number of shares outstanding:

Basic	24,891,516	23,962,408

Diluted	25,513,308	24,747,996

Net written premiums	$236,662	$232,372

Book value per common share at end of period	$12.39	$11.04

*	Share and per share information restated for 4-for-3 stock split

Donegal Group Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	September 30,	December 31,
	2006	2005*
ASSETS:
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$172,771	$180,182
Available for sale, at fair value	331,250	295,097
Equity securities, at fair value	44,311	33,371
Investments in affiliates	8,319	8,442
Short-term investments, at cost, which approximates fair value	23,680	30,654

Total investments	580,331	547,746
Cash	4,830	3,811
Premiums receivable	50,841	47,124
Reinsurance receivable	101,108	94,137
Accrued investment income	5,409	5,521
Deferred policy acquisition costs	25,222	23,477
Prepaid reinsurance premiums	44,905	40,063
Property and equipment, net	5,040	5,234
Deferred tax asset, net	10,628	11,533
Due from affiliate	356	—
Other assets	4,681	2,776

Total assets	$833,351	$781,422

Donegal Group Inc.
Consolidated Balance Sheets (continued)
(unaudited; in thousands)

	September 30,	December 31,
	2006	2005*
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss expenses	$269,609	$265,730
Unearned premiums	202,883	186,660
Accrued expenses	11,050	12,706
Subordinated debentures	30,929	30,929
Due to affiliate	—	728
Other liabilities	7,277	6,773

Total liabilities	521,748	503,526

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	197	192
Class B common stock	56	56
Additional paid-in capital	148,992	141,933
Accumulated other comprehensive income	4,063	2,532
Retained earnings	159,187	134,075
Treasury stock, at cost	(892)	(892)

Total stockholders’ equity	311,603	277,896

Total liabilities and stockholders’ equity	$833,351	$781,422

*	Capital accounts restated for 4-for-3 stock split